November 22 , 2000




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C., 20549


     We have read Item 4 of the Form 8-K dated June 8, 2000, of New York Regional Rail Corporation and are in agreement with the statements contained in the first paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,


 /s/ Schneider Ehrlich & Associates, LLP
Schneider Ehrlich & Associates, LLP